Filed pursuant to
                                                                  Rule 424(b)(2)
                                                      Registration No. 333-20803

                                 $1,000,000,000
                                    CITICORP
                       Medium-Term Senior Notes, Series E
                    Medium-Term Subordinated Notes, Series E
                Due From 9 Months to 50 Years From Date of Issue

Pricing Supplement,  dated June 3, 1997
 (To Prospectus Supplement, dated May 21, 1997, to Prospectus, dated May 21, 1997).

                              DESCRIPTION OF NOTES

         The terms of the Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Medium-Term Subordinated Notes, Series E, set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.

SUMMARY OF TERMS:

Title of Notes:               7.30% Subordinated Notes Due June 15, 2009 (the
                              "Notes").
Aggregate
 Principal Amount:            $15,000,000.00.

Price to Public:              100.00%.

Issue Date:                   June 17, 1997.

Stated Maturity Date:         June 15, 2009.

Interest Rate: 7.30%.

Interest Payment Dates:       Monthly, on the 15th day of each month, commencing
                              in July 1997, and at Stated Maturity.

Regular Record Dates:         The first day of the month in which the related
                              Interest Payment Date occurs.

Sinking Fund: None.

Redemption:                   The Notes are subject to redemption, in whole but
                              not in part, at the option of Citicorp, on not more than 60 or less than 30 days' notice, on any Interest Payment Date occurring June 15 or
                              December 15, on or after June 15, 2000, at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the redemption date.

Selling Agent:                Prudential Securities, Inc.

Agent's Commission:           1.750%.

Minimum Denomination:         $1,000.

CUSIP Number:                 17303 MGS 2.